Exhibit 8.1
May 11, 2009
Linn Energy, LLC
600 Travis Street, Suite 5100
Houston, Texas 77002

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Linn Energy, LLC, a Delaware limited liability company (the “Company”) with respect to certain legal matters in connection with the registration statement on Form S-3 to be filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) registering units representing limited liability company interests in the Company. We have also participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Registration Statement.
     This opinion is based on certain representations made by the Company as to factual matters as set forth in the Registration Statement. In addition, this opinion is based upon a representation letter and certificate (the “Representation Letter”) by the Company as to certain matters of fact relating to this opinion. We have not attempted to verify independently such representations and statements, but in the course of our representation nothing has come to our attention that would cause us to question the accuracy thereof.
     Finally, for purposes of our review, we have also assumed, with your consent, the genuineness of all signatures on original or certified copies of documents we have examined, the legal capacity of natural persons, the authority of any individual or individuals who executed any such documents on behalf of any other person, the authenticity of all documents submitted to us as originals and the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies.
     Based on the Representation Letter and subject to the foregoing and to the qualifications below, all statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement, qualified by limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Company included in the Discussion, as to which we express no opinion).

     The opinions set forth in this letter are based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service (the “IRS”) and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation from the factual statements set forth in the Registration Statement or the Representation Letter may affect the conclusions stated herein. We wish to point out that our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein but, because our opinions are not binding upon the IRS or any court, there can be no assurance that contrary positions may not successfully be asserted by the IRS.
     This opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended.
Very truly yours,
/s/ Baker & Hostetler LLP
Baker & Hostetler LLP